EXHIBIT 99.1
CONTACTS: Mark Carter, VP Strategic Initiatives and Investor Relations Officer (704) 557-8386
IMMEDIATE RELEASE February 12, 2015

Snyder’s-Lance, Inc. Reports Results for Full Year 2014

•	Full Year net revenue of $1.75 billion, a 7.4% increase over prior year, which includes discontinued operations for the first half of each year, 5.5% excluding the impact of the 53rd week in 2014

•	Full Year earnings per diluted share at $1.09 excluding special items

•	Full Year revenue from continuing operations at $1.62 billion an increase of 7.7% over prior year

•
Full Year total earnings per diluted share at $2.72, which included $1.88 of discontinued operations. Diluted earnings per diluted share for continuing operations of $0.84 a 6.3% increase over prior year

Charlotte, NC, - February 12, 2015 – Snyder’s-Lance, Inc. (Nasdaq-GS: LNCE) today reported full year earnings of $1.09, excluding special items and revenue growth of 7.4% over last year, 5.5% excluding the impact of the 53rd week. The Company also reported fourth quarter earnings of $0.30 excluding special items, and growth of 6.9% over last year excluding the 53rd week, reflecting a strong finish to the year.

“We are pleased with our performance for the fourth quarter and the past year, delivering solid financial growth as we executed a strategic shift in our business and operations. This past year was transformative for our company and we consider it a new day for Snyder’s-Lance,” said Carl E. Lee, Jr., President and CEO. These changes included the sale of Private Brands, acquiring Baptista’s Bakery, increasing our ownership interest to 80% of Late July® Organic Snacks and the forming of Clearview Foods™, a new division dedicated to emerging trends. These moves have positioned Snyder’s-Lance as a branded company with exceptional innovation capabilities and a meaningful presence in “better for you”, organic and non-GMO snacking. Our industry is going through an exciting time, as it responds to a shift in consumers’ expectations across snacking categories. These consumer changes favor a decisive, nimble and aggressive mid-sized company like ours with the scale to compete.”

Mr. Lee went on to say, “For the fourth quarter of 2014, we gained significant market share in salty snacks as investments in advertising and retail execution drove category and brand growth. We saw improvements in our Lance brand during the fourth quarter as our renovation of our product offerings, positioning and packaging began to roll out to our retailers. These efforts, along with the continued solid performance of our new product innovation and partner brands helped drive a top line increase of 6.9% excluding the extra week, giving us good momentum heading into 2015.” A growing portion of our revenue comes from “better for you” snacks and that will expand further with the launch of new products in 2015.”

Mr. Lee continued, “We are moving into 2015, well positioned in growing categories with differentiated brands. I look forward to all we will accomplish as our business continues to evolve and grow in this coming year. We are proud of our associates for their leadership, service and passion as we go the extra mile to serve our consumers and retailers”.

Full Year Financial Summary
The following comments regarding net revenue and net income information for the full year and fourth quarter of both 2014 and 2013 includes continuing and discontinued operations for the first six months of the year but excludes discontinued operations for the last six months of the year.

•
Net revenue for the full year 2014 was $1.75 billion; an increase of 7.4% compared to full year 2013 net revenue of $1.63 billion and an increase of 5.5%, excluding the impact of additional 53rd week in 2014.

•
Net income excluding special items for the full year 2014 was $77.0 million, or $1.09 per diluted share, as compared to net income excluding special items of $68.8 million for full year 2013, or $0.98 per diluted share when adjusted to exclude discontinued operations for the last six months of 2013.

•
Net income reported for the year ended January 3, 2015 was $192.6 million, or $2.72 per diluted share, as compared to net income including special items and discontinued operations of $78.7 million for the full year 2013, or $1.12 per diluted share.

•	Net income from discontinued operations for the full year 2014 included the recognition of an after-tax gain on the sale of Private Brands of $121.5 million, or $1.71 per diluted share.

•
Beginning in the first quarter of 2015, our comparisons to 2014 financial information will only include our continuing operations. Net revenue from continuing operations for full year 2014 was $1.62 billion. This represents a 7.7% increase over 2013 for continuing operations. Net income from continuing operations, excluding special items, was $65.2 million for full year 2014, or $0.92 per diluted share. Net income from continuing operations, including special items, was $59.3 million for full year 2014, or $0.84 per diluted share.

•
Special items associated with continuing operations for full year 2014 included an after-tax gain on the revaluation of our prior equity investment in Late July of $9.8 million which was more than offset by after-tax expenses of $15.7 million primarily associated with impairment charges, restructuring charges and professional fees. Special items associated with continuing operations for full year 2013 included after-tax expenses of $4.4 million.

Fourth Quarter Financial Summary

•
Net revenue for the fourth quarter ended January 3, 2015 was $439 million, an increase of 14.8% compared to prior year net revenue of $382 million from continuing operations and an increase of 6.9%, excluding the impact of the additional 53rd week in 2014.

•
Net income from continuing operations excluding special items in the fourth quarter of 2014 was $21.1 million, or $0.30 per diluted share, as compared to net income from continuing operations excluding special items of $15.4 million for the fourth quarter of 2013, or $0.22 per diluted share.

•
Net income from continuing operations including special items was $27.0 million for the fourth quarter of 2014, or $0.38 per diluted share, as compared to net income from continuing operations including special items of $15.2 million for the fourth quarter of 2013, or $0.22 per diluted share.

•
Special items associated with continuing operations for the fourth quarter of 2014 included an after-tax gain on the revaluation of our prior equity investment in Late July of $9.8 million offset by after-tax expenses of $4.0 million primarily associated with impairment charges.

•	A reconciliation of full year and quarter net revenue and net income to full year and quarter non-GAAP net revenue and net income can be found in attached schedules.

Dividend Declared
The Company also announced the declaration of a quarterly cash dividend of $0.16 per share on the Company’s common stock. The dividend is payable on March 6, 2015 to stockholders of record at the close of business on February 25, 2015.

Estimates provided for 2015
The Company estimates net revenue for the full year 2015 to be in the range of $1.68 to $1.72 billion. Earnings per diluted share excluding special items are expected to be between $1.09 and $1.19. Capital expenditures for 2014 are projected to be between $60 and $65 million.

Discussions with U.S. Securities and Exchange Commission
In August 2014, Snyder’s-Lance received a comment letter from the staff of the Division of Corporation Finance of the U.S. Securities and Exchange Commission (SEC) in connection with a review of the Company’s Annual Report on Form 10-K for the year ended December 28, 2013.  The SEC comment letter included, among other things, a request for supplemental information of the Company’s accounting policies and disclosures related to accounting for the sale of the IBO route businesses.  Snyder’s-Lance has responded to the SEC’s comment letters, and the Company is currently corresponding with the SEC staff.

Consolidated results contained in this news release are prepared in accordance with existing accounting principles, policies, estimates and assumptions which the Company believes are appropriate, all of which are consistent with those applied in prior periods. Until our comments from the SEC are resolved, Snyder’s-Lance cannot determine if it will be required to supplement its disclosures or make other changes to its historical consolidated financial statements, including the financial information contained in this press release. We may need to file a notification of a delay in the filing of our 2014 Form 10-K, if we cannot resolve the SEC comments ahead of the March 4, 2015 due date.

Conference Call
Management will conduct a conference call and live webcast at 8:00 am eastern time on Thursday, February 12, 2015 to review the Company’s full year 2014 results. The conference call and accompanying slide presentation will be webcast live through the Investor Relations section of the Company’s website, www.snyderslance.com. In addition, the slide presentation will be available to download and print approximately 30 minutes before the webcast at www.snyderslance.com. To participate in the conference call, the dial-in number is (844) 830-1960 for U.S. callers or (315) 625-6883 for international callers. The conference ID is 65160549. A continuous telephone replay of the call will be available between 12:00 pm on February 12 and midnight on February 20. The replay telephone number is (855) 859-2056 for U.S. callers or (404) 537-3406 for international callers. The replay access code is 65160549. Investors may also access a web-based replay of the conference call at www.snyderslance.com.

About Snyder’s-Lance, Inc.
Snyder's-Lance, Inc., headquartered in Charlotte, NC, manufactures and markets snack foods throughout the United States and internationally. Snyder's-Lance’s products include pretzels, sandwich crackers, pretzel crackers, potato chips, cookies, tortilla chips, restaurant style crackers, nuts and other snacks. Snyder's-Lance has manufacturing facilities in North Carolina, Pennsylvania, Indiana, Georgia, Arizona, Massachusetts, Florida, Ohio and Wisconsin. Products are sold under the Snyder's of Hanover®, Lance®, Cape Cod®, Snack Factory® Pretzel Crisps®, Late July®, Krunchers!®, Tom's®, Archway®, Jays®, Stella D'oro®, Eatsmart™, O-Ke-Doke®, and other brand names along with a number of third party brands. Products are distributed nationally through grocery and mass merchandisers, convenience stores, club stores, food service outlets and other channels. LNCE-E

Cautionary Information about Forward Looking Statements
This press release contains statements which may be forward looking within the meaning of applicable securities laws. The statements include projections regarding future revenues, earnings and other results which are based upon the Company’s current expectations and assumptions and statements regarding the Company’s acquisition of Baptista’s Bakery, the additional investment in Late July Organic Snacks and the sale of Private Brands, which are subject to a number of risks and uncertainties, including our ability to generate revenues and cost reductions to offset overhead costs previously covered by Private Brands. Factors that could cause actual results to differ include general economic conditions; volatility in the price, or availability of inputs, including raw materials, packaging, energy and labor; price competition and industry consolidation; changes in our top retail customer relationships; failure to successfully integrate acquisitions and divestitures; loss of key personnel; failure to execute and accomplish our strategy; concerns with the safety and quality of certain food products or ingredients; adulterated, misbranded or mislabeled products or product recalls; disruption of our supply chain or information technology systems; improper use of social media; changes in consumer preferences and tastes or inability to innovate or market our products effectively; reliance on distribution through a significant number of independent business owners; protection of our trademarks and other intellectual property rights; impairment in the carrying value of goodwill or other intangible assets; new regulations or legislation; interest and foreign currency exchange rate volatility; failure to resolve comments received from the Division of Corporation Finance of the SEC; and the interests of a few individuals who control a significant portion of our outstanding shares of common stock may conflict with those of other stockholders, which have been discussed in greater detail in our most recent Form 10-K and other reports filed with the Securities and Exchange Commission.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
For the Quarters and Years Ended January 3, 2015 and December 28, 2013

	Quarter Ended		Year Ended
(in thousands, except per share data)	January 3, 2015	December 28, 2013	January 3, 2015	December 28, 2013
Net revenue	$439,000	$382,060	$1,620,920	$1,504,332
Cost of sales	281,833	249,068	1,042,458	963,073
Gross margin	157,167	132,992	578,462	541,259

Selling, general and administrative	124,497	107,814	478,532	447,170
Impairment charges	5,544	—	13,047	1,900
Gain on sale of route businesses, net	329	(533)	(1,109)	(2,590)
Gain on the revaluation of prior equity investment	(16,608)	—	(16,608)	—
Other income, net	(892)	(371)	(250)	(7,529)
Income before interest and income taxes	44,297	26,082	104,850	102,308

Interest expense, net	2,857	3,706	13,342	14,408
Income before income taxes	41,440	22,376	91,508	87,900

Income tax expense	14,572	7,113	32,291	32,297
Income from continuing operations	26,868	15,263	59,217	55,603
Income from discontinued operations, net of income tax	(626)	7,771	133,316	23,481
Net income	26,242	23,034	192,533	79,084
Net (loss)/income attributable to noncontrolling interests	(90)	35	(58)	364
Net income attributable to Snyder’s-Lance, Inc.	$26,332	$22,999	$192,591	$78,720

Amounts attributable to Snyder's-Lance, Inc.:
Continuing operations	$26,958	$15,228	$59,275	$55,239
Discontinued operations	(626)	7,771	133,316	23,481
Net income attributable to Snyder's-Lance, Inc.	$26,332	$22,999	$192,591	$78,720

Basic earnings per share:
Continuing operations	$0.38	$0.22	$0.84	$0.80
Discontinued operations	(0.01)	0.11	1.90	0.33
Total basic earnings per share	$0.37	$0.33	$2.74	$1.13

Weighted average shares outstanding – Basic	70,361	69,801	70,200	69,383

Diluted earnings per share:
Continuing operations	$0.38	$0.22	$0.84	$0.79
Discontinued operations	(0.01)	0.11	1.88	0.33
Total diluted earnings per share	$0.37	$0.33	$2.72	$1.12

Weighted average shares outstanding – Diluted	71,105	70,631	70,890	70,158

Cash dividends declared per share	$0.16	$0.16	$0.64	$0.64

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
As of January 3, 2015 and December 28, 2013

(in thousands, except share data)	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$35,373	$14,080
Restricted cash	966	—
Accounts receivable, net of allowances of $1,778 and $1,535, respectively	126,093	121,599
Inventories	116,236	100,447
Prepaid income taxes	4,175	9,094
Deferred income taxes	13,189	15,391
Assets held for sale	11,007	15,314
Prepaid expenses and other current assets	22,112	22,925
Current assets of discontinued operations	—	37,416
Total current assets	329,151	336,266

Noncurrent assets:
Fixed assets, net	423,612	312,527
Goodwill	543,939	422,318
Other intangible assets, net	542,812	516,607
Other noncurrent assets	18,021	22,250
Noncurrent assets of discontinued operations	—	154,626
Total assets	$1,857,535	$1,764,594

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$8,561	$17,291
Accounts payable	57,407	45,966
Accrued compensation	32,774	27,530
Accrued casualty insurance claims	4,320	6,262
Accrued selling and promotional costs	13,141	12,636
Other payables and accrued liabilities	24,723	22,016
Current liabilities of discontinued operations	—	14,503
Total current liabilities	140,926	146,204

Noncurrent liabilities:
Long-term debt	438,376	480,082
Deferred income taxes	168,593	190,393
Accrued casualty insurance claims	7,902	5,567
Other noncurrent liabilities	15,030	24,143
Noncurrent liabilities of discontinued operations	—	305
Total liabilities	770,827	846,694

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.83 1/3 par value. 110,000,000 shares authorized; 70,406,086 and 69,891,890 shares outstanding, respectively	58,669	58,241
Preferred stock, $1.00 par value. Authorized 5,000,000 shares; no shares outstanding	—	—
Additional paid-in capital	776,930	765,172
Retained earnings	232,812	85,146
Accumulated other comprehensive (loss)/income	(1,007)	10,171
Total Snyder’s-Lance, Inc. stockholders’ equity	1,067,404	918,730
Noncontrolling interests	19,304	(830)
Total stockholders’ equity	1,086,708	917,900
Total liabilities and stockholders’ equity	$1,857,535	$1,764,594

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
For the Fiscal Years Ended January 3, 2015, December 28, 2013 and December 29, 2012

(in thousands)	2014	2013	2012
Operating activities:
Net income	$192,533	$79,084	$59,510
Adjustments to reconcile net income to cash from operating activities:
Depreciation and amortization	65,164	59,631	53,764
Stock-based compensation expense	6,529	5,944	4,693
Loss/(gain) on sale of fixed assets, net	1,304	(2,640)	597
Gain on sale of Private Brands, excluding transaction costs	(229,322)	—	—
Gain on the purchase of additional interest in Late July	(16,608)	—	—
Gain on sale of route businesses, net	(1,109)	(2,590)	(22,335)
Impairment charges	13,047	1,900	11,862
Deferred income taxes	(19,499)	10,360	(15,279)
Provision for doubtful accounts	1,600	1,828	1,479
Changes in operating assets and liabilities, excluding business acquisitions and disposals:
Accounts receivable	1,368	(5,266)	9,869
Inventory	(7,131)	4,461	(2,598)
Other current assets	5,972	(3,083)	19,496
Accounts payable	3,135	1,893	(5,393)
Other accrued liabilities	(149)	(6,960)	(18,539)
Other noncurrent assets	4,628	1,830	(103)
Other noncurrent liabilities	(8,437)	(5,656)	(4,255)
Net cash provided by operating activities	13,025	140,736	92,768

Investing activities:
Purchases of fixed assets	(72,056)	(74,579)	(80,304)
Purchases of route businesses	(21,359)	(29,692)	(28,523)
Proceeds from sale of fixed assets	2,122	9,448	9,324
Proceeds from sale of route businesses	22,400	30,745	93,896
Proceeds from sale of investments	—	2,298	1,444
Proceeds from sale of Private Brands	430,017	—	—
Business acquisitions, net of cash acquired	(262,323)	(3,131)	(344,181)
Changes in restricted cash	234	—	—
Net cash provided by/(used in) investing activities	99,035	(64,911)	(348,344)

Financing activities:
Dividends paid to stockholders and noncontrolling interests	(44,925)	(44,892)	(44,011)
Acquisition of remaining interest in Patriot Snacks Real Estate, LLC	(150)	—	—
Debt issuance costs	(1,854)	—	(2,028)
Issuances of common stock	6,816	9,776	9,710
Excess tax benefits from stock-based compensation	1,051	1,500	2,618
Repurchases of common stock	(1,331)	(770)	(335)
Repayments of long-term debt	(15,374)	(20,508)	(2,476)
Proceeds from issuance of long-term debt	—	—	325,211
Net repayments of existing credit facilities	(35,000)	(16,127)	(44,841)
Net cash (used in)/provided by financing activities	(90,767)	(71,021)	243,848

Effect of exchange rate changes on cash	—	—	163
Increase/(decrease) in cash and cash equivalents	21,293	4,804	(11,565)
Cash and cash equivalents at beginning of fiscal year	14,080	9,276	20,841
Cash and cash equivalents at end of fiscal year	$35,373	$14,080	$9,276

Non-cash investing activities:
Acquisition of remaining interest in Michaud Distributors	$—	$10,150	$—
Supplemental information:
Cash paid for income taxes, net of refunds of $381, $151, and $12,591, respectively	$160,907	$39,313	$33,554
Cash paid for interest	$13,798	$15,131	$10,533

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Quarters Ended January 3, 2015 and December 28, 2013

(in thousands, except per share data)	Net of Tax	Per Diluted Share
Quarter Ended January 3, 2015
Net income attributable to Snyder’s-Lance, Inc.	$26,332	$0.370

Gain on the revaluation of prior equity investment	(9,799)	(0.138)
Impairment charges	3,736	0.053
Adjustment to tax associated with the gain on the sale of Private Brands	626	0.009
Professional fees	228	0.003

Net income attributable to Snyder’s-Lance, Inc., excluding special items*	$21,123	$0.297

Quarter Ended December 28, 2013
Net income attributable to Snyder’s-Lance, Inc.	$22,999	$0.326

Net revenue special item	173	0.002
Gain on sale of Canadian assets	(1,019)	(0.014)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$22,153	$0.314

Q4 2013 Discontinued operations GAAP net income	(7,771)	(0.110)
Q4 2013 Special items associated with discontinued operations	1,019	0.014

Net income from continuing operations excluding special items**	$15,401	$0.218

* Includes both continuing and discontinued operations. All discontinued operations associated with the gain on the sale of Private Brands were treated as special items to ensure comparable presentation.
** Q4 2013 discontinued operations were excluded in order to ensure comparable presentation with 2014.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures (Unaudited)
For the Years Ended January 3, 2015 and December 28, 2013

(in thousands, except per share data)	Net of Tax	Per Diluted Share
Year Ended January 3, 2015
Net income attributable to Snyder’s-Lance, Inc.	$192,591	$2.717

Gain on the sale of Private Brands	(121,465)	(1.713)
Gain on the revaluation of prior equity investment	(9,799)	(0.138)
Impairment charges	8,555	0.121
Restructuring charges	2,297	0.032
Professional fees	2,211	0.030
Self-funded medical insurance claim	564	0.008
Deferred tax revaluation	2,062	0.029

Net income attributable to Snyder’s-Lance, Inc., excluding special items*	$77,016	$1.086

Year Ended December 28, 2013
Net income attributable to Snyder’s-Lance, Inc.	$78,720	$1.121

Self-funded medical insurance claim	2,995	0.043
Impairment charges	1,192	0.017
Net revenue special item	173	0.002
Gain on sale of Canadian assets	(1,818)	(0.025)

Net income attributable to Snyder’s-Lance, Inc., excluding special items	$81,262	$1.158

Q3 and Q4 2013 Discontinued operations GAAP net income	(14,263)	(0.202)
Q3 and Q4 2013 Special items associated with discontinued operations	1,818	0.025

Net income from continuing and discontinued operations for the first six months of 2013 and net income from continuing operations for Q3 and Q4 2013, excluding special items**	$68,817	$0.981

* Includes both continuing and discontinued operations. All discontinued operations associated with the gain on the sale of Private Brands were treated as special items to ensure comparable presentation.
** Q3 and Q4 2013 discontinued operations were excluded in order to ensure comparable presentation with 2014.

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Income from Continuing Operations (Unaudited)
For the Years Ended January 3, 2015 and December 28, 2013

(in thousands, except per share data)	Net of Tax	Per Diluted Share
Year Ended January 3, 2015
Net income from continuing operations attributable to Snyder’s-Lance, Inc.	$59,275	$0.836

Gain on the revaluation of prior equity investment	(9,799)	(0.138)
Impairment charges	8,555	0.121
Restructuring charges	2,297	0.032
Professional fees	2,211	0.030
Self-funded medical insurance claim	564	0.008
Deferred tax revaluation	2,062	0.029

Net income from continuing operations attributable to Snyder’s-Lance, Inc., excluding special items	$65,165	$0.918

SNYDER’S-LANCE, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Net Revenue (Unaudited)
For the Quarters and Years Ended January 3, 2015 and December 28, 2013

(in thousands, except per share data)	Net Revenue
Quarter Ended January 3, 2015
Net revenue from continuing operations	$439,000
Estimated 53rd week	(30,400)

Total net revenue excluding estimated 53rd week	$408,600

Quarter Ended December 28, 2013
Net revenue from continuing operations	$382,060
Net revenue special item	266

Total net revenue included in earnings release	$382,326

(in thousands, except per share data)	Net Revenue
Year Ended January 3, 2015
Net revenue from continuing operations	$1,620,920
Net revenue from discontinued operations (all from Q1 and Q2 2014)	124,256

Total net revenue included in earnings release	1,745,176
Estimated 53rd week	(30,400)

Total net revenue excluding estimated 53rd week	$1,714,776

Year Ended December 28, 2013
Net revenue from continuing operations	$1,504,332

Net revenue from discontinued operations - full year 2013	256,717
Net revenue from discontinued operations - Q3 and Q4 2013*	(136,124)
Net revenue from discontinued operations - first six months 2013*	120,593

Total net revenue including special items	1,624,925
2013 net revenue special item	266

Total net revenue included in earnings release	$1,625,191

* Q3 and Q4 2013 net revenue from discontinued operations was excluded in order to ensure comparable presentation as the sale of Private Brands was completed at the beginning of Q3 2014.